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Exhibit 10.8



                    PERFORMANCE BONUS AND WARRANTS AGREEMENT



         THIS AGREEMENT is entered into this 2nd day of January, 2000, by and between The Players Network, a Nevada corporation ("PN"), and Mark Bradley Feldgreber ("Bradley") with respect to the following:

         A. Bradley is the Chief Executive Officer, President and Executive Producer of PN and, as such, devotes his full time and attention to the business and affairs of PN.

         B. Based upon the foregoing, PN and Bradley have previously entered into an Employment Agreement pursuant to which PN has agreed to employ Bradley for a fixed term ending December 31, 2004, Bradley's compensation under the Employment Agreement is set forth therein.

         C. The Directors of PN (excluding Bradley, who is a director but who abstained from voting on this matter), have determined that it is in the best interests of PN to enter into this Agreement. By their respective signatures below, each of the Directors of PN (excluding Bradley) have approved this Agreement and a corresponding resolution of the Board of Directors of PN at a duly convened meeting thereof upon appropriate notice.

         D. This Agreement is not intended to affect any other agreements between PN and Bradley.



                  NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for reliance of both parties hereto, PN and Bradley agree as follows:



INCORPORATION OF RECITALS; TERM

         1. Each of the foregoing recitals is incorporated hereat by reference as though fully set forth.

         2. The term of this Agreement shall commence January 1, 2000, and end December 31, 2004.



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CASH BONUS

3. As additional compensation, PN shall pay to Bradley the following cash bonuses on the last day of PN's fiscal year 2000, 2001, 2002, 2003 and 2004, based upon PN's pre-tax net income ("PTNI") (defined according to GAAP):

                                                  Amount of Cash
                 LEVEL OF PTNI              BONUSES AS A FACTOR OF PTNI
                 -------------              ---------------------------



            $501,000  -    $1,000,000                 2 1/2%

           $1,001,000  -   $1,500,000                 3 1/2%

                                                  Amount of Cash
                LEVEL OF PTNI               BONUSES AS A FACTOR OF PTNI
                -------------               ---------------------------



          $1,501,000  -  $2,000,000                  4 1/2%

          $2,001,000  -  $2,500,000                  5 1/2%

          $2,501,000  -  $3,000,000                  6 1/2%

          $3,000,000 and higher                      7 1/2%

For purposes of this Agreement revenues and income of PN shall include without limitation the revenues and income realized by PN as a result of barter transactions.



SIX COMMON STOCK PURCHASE WARRANTS

4. In addition to the additional compensation described in paragraph 3 above, PN hereby grants Bradley six (6) warrants exercisable for a term of four years from issuance, to purchase PN's common stock on the following terms and conditions:

                  (a) PN shall issue each warrant to Bradley on the last day of PN's fiscal year 2000, 2001, 2002, 2003 and 2004 or as soon as practicable thereafter.



                  (b) The warrant will provide that the strike price for the purchase of PN common shares be equal to 85% of the average closing bid price of PN common shares for the 30 business day period prior to the end of the fiscal period in question.



                  (c) The number of shares which are purchasable on exercise of each such warrant and the cost thereof shall be calculated as follows:

Level of PTNI          Amt. of Cash                                     85% of Average
Provided in        X   Bonus Provided    =    Number of           X     Closing Bid Price    =    Cost of
Para. 3                in Para. 3             Shares Purchasable        for 30 Days Prior         Shares
                                                                        to End of Fiscal Year     Purchasable

By way of example, if the level of PTNI is $1,000,000 and the cash bonus, therefore, equals 2 1/2% of $1,000,000, or $25,000, and the 30 day average bid price closing price is $1.00, then the number of shares purchasable equals 25,000 shares and the cost of such shares equals $21,250.


ADDITIONAL WARRANTS AND STOCK ISSUANCE

         5. In addition to the additional compensation provided in paragraph 3 hereof, and in addition to the warrants provided in paragraph 4 hereof, PN has determined to compensate Bradley by the granting of additional warrants and by the issuance of additional PN common shares as provided hereinafter.

                  (a) At the end of each calendar quarter, commencing with the calendar quarter ending March 31, 2000, Bradley shall be entitled to receive from PN warrants and shares based upon $1.0 million increments of gross revenues received by PN during the quarter in question. To the extent that such revenues exceed any million dollar benchmark, the excess shall be carried over to the next succeeding calendar quarter for calculation purposes.

                  (b) For each $1.0 million of revenues received during any calendar quarter which accrues during the term of this Agreement, Bradley shall receive from PN the following:

                           (i) a warrant  exercisable  for a term of three years
to purchase 50,000 shares of common stock of PN at a price per share equal to 85% of the average closing bid price of PN common shares for the 30 business day period prior to the end of the quarter in question; and

                           (ii) 20,000 shares of PN.


MISCELLANEOUS

         6. This Agreement constitutes the entire agreement between PN and Bradley with respect to the subject matter hereof.

         7. This Agreement shall be governed by the laws of the State of Nevada.

         8. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto except that Bradley may not assign or delegate his duties hereunder.

         9. In the event of litigation concerning this Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees.


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         10. By  signing  this  Agreement  below,  each  director  warrants  and represents that the terms of this Agreement have been adopted by the Board of Directors of PM.

         11. Notices hereunder may be sent by certified mail, return receipt requested, or by facsimile, as follows (or as subsequently provided in writing by each party).

                  (a)      To PN:            The Players Network
                                             4620 Polaris Avenue
                                             Las Vegas, Nevada 89103
                                             Attn: Chief Financial Officer
                                             (702) 895-8833

                  (b)      To BRADLEY:       Mark Bradley
                                             4620 Polaris Avenue
                                             Las Vegas, Nevada 89103
                                             (702) 895-8833

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.

                                    THE PLAYERS NETWORK


Dated:  ________________________    By:_____________________________
                                              PETER RONA


Dated:_________________________     By:______________________________
                                              DARIUS IRANI


Dated:_________________________     By:______________________________
                                             JOOST VAN ADELSBERG



Dated:_________________________     __________________________________
                                             MARK BRADLEY FELDGREBER


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